           ========================================================


                             CPS ACQUISITION CORP.
                                      and
                               CPS SYSTEMS, INC.



                                NOTE AGREEMENT


                         Dated as of December 29, 1994




                $2,100,000 12% Senior Subordinated Secured Note
                             Due December 31, 2000

                                      and

                              Warrant to Purchase
                            Shares of Common Stock


           ========================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.   INTERPRETATION OF AGREEMENT; DEFINITIONS......................    1

     1.1.    Definitions...................................................    1
     1.2.    Accounting Principles.........................................   11
     1.3.    Directly or Indirectly........................................   11

SECTION 2.   DESCRIPTION OF NOTE AND COMMITMENT............................   11

     2.1.    Description of Note and Warrant...............................   11
     2.2.    Security for the Note.........................................   11
     2.3.    Commitment, Closing Date......................................   11

SECTION 3.   PAYMENTS ON THE NOTE..........................................   12

     3.1.    Mandatory Payments of Principal...............................   12
     3.2.    Optional Prepayments of Principal.............................   12
     3.3.    Notice of optional Principal Prepayments......................   13
     3.4.    Payments of Interest..........................................   13
     3.5.    Payment Upon Change of Certain Officers.......................   13
     3.6.    Direct Payment................................................   14
     3.7.    Manner of Payment.............................................   14

SECTION 4.   REPRESENTATIONS...............................................   14

     4.1.    Representations of the Company................................   14
     4.2.    Representations of Purchaser..................................   14

SECTION 5.   CLOSING CONDITIONS............................................   14

     5.1.    Conditions....................................................   14
     5.2.    Waiver of Conditions..........................................   15

SECTION 6.   COMPANY COVENANTS.............................................   17

     6.1.    Corporate Existence, Etc......................................   17
     6.2.    Insurance.....................................................   17
     6.3.    Taxes, Claims for Labor and Materials,
               Compliance with Laws........................................   17
     6.4.    Maintenance, Etc..............................................   18
     6.5.    Nature of Business............................................   18
     6.6.    Certain Financial Covenants...................................   18
     6.7.    Limitation on Liens...........................................   19
     6.8.    Limitation on Rental Payments, Sale and
               Leasebacks..................................................   20
     6.9.    Restricted Payment............................................   20

                                                                            Page
                                                                            ----
     6.10.   Investments...................................................   21
     6.11.   Change of Control, Mergers, Consolidation and
               Sales of Assets.............................................   21
     6.12.   Guaranties....................................................   23
     6.13.   Greyhound Agreement...........................................   23
     6.14.   Transaction with Affiliates...................................   23
     6.15.   Termination of Pension Plans..................................   23
     6.16.   Financial Statements, Report and
               Rights of Inspection........................................   24
     6.17    Indemnity.....................................................   27

SECTION 7.   EVENTS OF DEFAULTS AND REMEDIES THEREFOR......................   29

     7.1.    Events of Defaults............................................   29
     7.2.    Notice to Purchaser...........................................   30
     7.3.    Acceleration of Maturities....................................   30
     7.4.    Acceleration of Senior Debt...................................   31

SECTION 8.   SUBORDINATION OF THE NOTE.....................................   31

SECTION 9.   MISCELLANEOUS.................................................   31

     9.1.    Purchaser's Consent Required..................................   31
     9.2.    Loss, Theft, Etc. of Note.....................................   32
     9.3.    Brokerage and Other Fees......................................   32
     9.4.    Powers and Rights Not Waived..................................   32
     9.5.    Notices.......................................................   32
     9.6.    Successors and Assigns........................................   32
     9.7.    Survival of Covenants and Representations.....................   33
     9.8.    Amendments....................................................   33
     9.9.    Headings......................................................   33
     9.10.   Maximum Interest Rate.........................................   33
     9.11.   The Company and Acquisition Corp..............................   33
     9.12.   Governing Law.................................................   34

EXHIBIT A    Form of 12% Subordinated Secured Note

EXHIBIT B    Form of Warrant

EXHIBIT C    Representations and Warranties of the Company

EXHIBIT D    Description of Closing Opinion of Counsel to
             the Company and to Acquisition Corp.

                             CPS ACQUISITION CORP.
                           3400 Carlisle, Suite 500
                              Dallas, Texas 75240

                                NOTE AGREEMENT

                $2,100,000 12% Senior Subordinated Secured Note
                             Due December 31, 2000

                                      and

                              Warrant to Purchase
                            Shares of Common Stock


                                                                     Dated as of
                                                               December 29, 1994

Hanifen Imhoff Mezzanine Fund, L.P.
c/o Hanifen Imhoff Capital Partners
1125 17th Street, Suite 2520
Denver, Colorado 80202

Gentlemen:

          Acquisition Corp. has been formed to acquire all outstanding Common Stock of the Company and, as part of the same transaction, to be merged into the Company (the "Merger). You (hereafter, "Purchaser") have indicated your intention to provide a portion of the financing for the stock acquisition: Both Acquisition Corp. and the Company, by their execution of this Agreement, agree to be jointly and severally obligated for the Company's obligations hereunder prior to the effective date of the Merger. Thereafter the Company, as the entity surviving the Merger, will be the sole obligor hereunder. Accordingly, the term "Company" herein will refer to both Acquisition Corp. and the Company prior to the effective date of the Merger and only to the Company after the Merger. The parties hereby agree.

SECTION 1.     INTERPRETATION OF AGREEMENT; DEFINITIONS.

          1.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

          "Acquisition Corp." shall mean CPS Acquisition Corp., a Georgia corporation.

          "Affiliate" shall mean any Person (other than a Subsidiary) (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) that beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" is defined below.

         "Borrowed Indebtedness" shall mean (a) the Greyhound Debt, (b) Indebtedness evidenced by the Note, and (c) any substitutions or replacements thereof made with the prior approval of Purchaser.

          "Cash Flow" shall mean, for any applicable period, the sum, without duplication, for such period of;

               (a) net income of the Company determined in accordance with GAAP;

plus

               (b) the amount deducted, in determining net income referenced in clause (a) above, of Interest Expense of the Company determined in accordance with GAAP;

plus

               (c) the amount deducted, in determining net income referenced in clause (a) above, as depreciation of assets of the Company, determined in accordance with GAAP;

plus

               (d) the amount deducted, in determining net income referenced in clause (a) above, as amortization of assets of the Company, determined in accordance with GAAP;

plus

               (e) accrued federal and state income tax expenses and other non-cash expenses;

minus

               (f) actual federal and state income taxes paid, items of non-cash income and actual capital expenditures made.

          "Change of Control" shall mean a change in the Control of the Company, whether occurring through merger, sale of assets or stock, exchange of Securities, or otherwise, except that a sale or other transfer of Common Stock or other

Voting Stock by a Principal Shareholder to another Principal Shareholder shall not be deemed a "Change of Control."

          "Chief Financial Officer" shall mean the Chief Financial Officer of the Company.

          "Closing Date" shall have the meaning set forth in (S) 2.3.

          "Collateral" shall mean and include the Company's accounts receivable and inventory and all outstanding Common Stock held by the Shareholders and all other property carried by the Collateral Documents.

          "Collateral Documents" shall mean and include the Security Agreements.

          "Commitment Letter" shall mean the letter dated December 7, 1994 between the Company and Purchaser concerning terms of this Agreement, the Warrant and other aspects of the transactions contemplated hereby.

          The term "Common Stock" shall mean, collectively, (a) the Company's Common Stock, $.01 par value, (b) any other class of capital stock of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company and (c) any other class or classes of Voting Stock.

          "Company" shall mean Acquisition Corp. and the Company, jointly and severally, prior to the effective date of the Merger; thereafter, the term shall mean the Company alone, and any Person who succeeds to all or substantially all of the assets and business of the Company. Unless the context otherwise indicates, the term "Company" shall also include, individually and collectively, any Subsidiary.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of Voting Stock, by contract or otherwise, as term "control" is more fully defined in Rule 405 under the Securities Act.

          "Debt" of any Person shall mean as of the date of any determination thereof:

               (a) all Indebtedness of such Person for borrowed money evidenced by notes, bonds, debentures or similar evidences of Indebtedness of such Person,

               (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligation including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable,

               (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property including, without limitation, obligations secured by Liens arising from the sale or transfer of notes or accounts receivable, but, in all events, excluding trade payables and accrued expenses constituting current liabilities,

               (d) reimbursement obligations in respect of credit enhancement instruments which are, in substance, financial guaranties of the obligations of Persons other than the Company or its Subsidiaries,

               (e) reimbursement obligations in respect of credit enhancement instruments, which reimbursement obligations are then due and payable,

               (f) obligations of such Person representing the deferred and unpaid purchase price of any property or business or services, excluding trade payables and accrued expenses constituting current liabilities,

               (g)  obligations under swaps or other financial hedges, and

               (h) Guaranties of obligations of others of the character referred to hereinabove in this definition, but not including guaranties of any Debt described in Clauses (a) through (g).

          "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

          "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

          "Event of Default" shall have the meaning set forth in (S) 7.1.

          "Financing Documents" shall mean and include the Note Agreement, the Collateral Documents, the Warrant and the Note.

          "GAAP" shall mean generally accepted accounting principles at the time.

          "Greyhound" shall mean Greyhound Financial Corporation, a Delaware corporation.

          "Greyhound Agreements" shall mean the two loan agreements dated as of December 29, 1994 between the Company and Greyhound covering the Senior Debt.

          "Greyhound Debt" shall mean all Indebtedness of the Company under the Greyhound Agreements, such Indebtedness, as to principal, not to exceed (a) $1,500,000 with respect to the Senior Term Loan and $1 million with respect to the Revolver Loan, as those terms are defined in the Greyhound Agreements.

          "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person quaranteeing, or in effect quaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or
(ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money that has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Indebtedness" of any Person shall mean and include all obligations of such Person that in accordance with GAAP is classified upon a balance sheet of such Person as liabilities of such Person, and in any event includes all Debt.

          "Initial Public Offering" shall mean the first issuance of shares of Common Stock by the Company pursuant to a public distribution in which the Company Stock shall be listed and traded on a national or regional exchange or in the NASDAQ over-the-counter market.

          "Intangible Assets" shall mean, as of the date of any determination thereof, the total amount of all goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP, of the Company and its Subsidiaries.

          "Intercreditor Agreement" shall mean the Subordination and Intercreditor Agreement dated as of December 29, 1994 among Greyhound, Purchaser, Acquisition Corp. and the Company, setting forth certain rights and obligations of the parties.

          "Interest Charges" for any period shall mean all interest and expense on any particular Indebtedness for which such calculations are being made (excluding amortization of capitalized interest). Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

          "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

          "Lease" shall mean any lease of real or personal property, including office and equipment Lease, under which the Company shall be required to pay Rentals.

          "Lien" shall mean any interest in property securing an obligation owned to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, right-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

          "Merger" shall mean the merger of Acquisition Corp. into the Company, the effective date of which Merger shall be the date that the Merger is effective, under the corporate laws of Texas, defined for this purpose to mean the time and date on which the corporate existence of Acquisition Corp. shall cease and the Company shall remain as the surviving entity.

          "Multiemployer Plan" shall have the same meaning as in ERISA.

          "Net Income" for any period shall mean the net income of the Company excluding (but only to the extent otherwise included):

               (a) extraordinary items;

               (b)  earnings or losses from sales of fixed or capital assets;

               (c) earnings or losses attributable to any period other than the period of calculation;

               (d) earnings or entities that are not Subsidiaries, except to the extent actually paid in cash;

               (e) earnings of any Subsidiary the payment of which is prohibited by law, rule, regulation or contract; and

               (f) earnings attributable to minority interests (meaning shares of stock of any class of a Subsidiary) that are not owned by the Company.

          "Net Revenue" for any period shall mean the net revenue of the Company before deducting costs and expenses.

          "Note" shall have the meaning set forth in (S) 2.1 and shall include any Note or Notes issued in exchange or in substitution therefor.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Performance-Based Shareholder Bonuses" shall mean cash bonuses awarded under a written plan the terms of which shall have been approved in advance by (a) each holder of the Borrowed Indebtedness and (b) the board of directors of the Company. The awarding of one or more such bonuses without such prior approval shall be an Event of Default under (S) 7.1(d).

          "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

          "Principal Shareholders" shall mean Paul E. Kana, Sid H. Cordier and Brian R. Wilson and their respective permitted assignees and successors in interest.

          "Purchaser" shall mean Hanifen Imhoff Mezzanine Fund, L.P., a Colorado limited partnership.

          "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of Leases or surrender of the property) payable by the Company as lessee or sublessee under Leases of real or personal property, but shall be exclusive of any amounts required to be paid by the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

          "Reportable Event" shall have the same meaning as in ERISA.

          "SBA" shall mean the federal Small Business Administration.

          "Security" shall have the same meaning as in Section 2(1) of the Securities Act.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

          "Security Agreements" shall include the Security Agreement (Stock), covering Common Stock of the Company pledged hereunder by the Shareholders, and the Security Agreement (General) covering the Company's accounts, inventory and other property therein identified, subordinate only to the prior security interest of Greyhound.

          "Senior Debt" of the Company shall mean all Greyhound Debt.

          "Shareholders" shall mean the Principal Shareholders plus James K. Hoofard, Jr. and E. Dean Booth.

          "Shareholders Agreements" shall mean existing Employment Agreements between the Company and one or more of the shareholders.

          "Shareholders Compensation" shall mean payments by the Company to the Shareholders in the form of (a) salaries, bonuses (other than Performance-Based Shareholder Bonuses), commissions, directors' fees and similar work-related compensation contemplated by the Shareholders Agreements and (b) contributions to executive and/or employee benefit plans that qualify under sections 125 and 401(k) of the Internal Revenue Code. Reimbursement of reasonable and necessary expense items shall not be deemed to be "Shareholders Compensation."

          The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean any direct or indirect subsidiary of the Company.

          "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets.

          "Tangible Net Worth" shall mean shareholders' equity minus Intangible Assets.

          "Total Contractual Debt Service" shall have the meaning given to such term in the Greyhound Agreements.

          "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

          "Warrant" shall mean the Warrant described in (S) 2.1 issued by the Company to Purchaser, a copy of which is attached as Exhibit B.

          "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned directly or indirectly by the Company.

          "Working Capital" shall mean, as of the date of any determination thereof, (a) current assets of the Company included in such computation of current assets minus (b) current liabilities of the Company excluding the payment of current maturities of Borrowed Indebtedness otherwise included in the computation of current liabilities.

          1.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP. If the Company shall at any time have a Subsidiary, the Company's financial statements and other financial requirements under this Agreement shall be reported on a consolidated basis.

          1.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 2.     DESCRIPTION OF NOTE AND COMMITMENT.

          2.1. Description of Note and Warrant. The Company will authorize the issue and sale to Purchaser of (a) its 12% Senior Subordinated Secured Note in the principal amount of $2,100,000 (the "Note") to be dated the date of issue, to bear interest from such date at the rate of 12% per annum, payable quarterly on the 30th day of March, June, September and December in each year (commencing March 30, 1995) and at maturity and to bear interest on the overdue principal, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 19% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on December 31, 2000, and to be substantially in the form attached hereto as Exhibit A and (b) a Warrant (the "Warrant") substantially in the form of Exhibit B hereto to purchase shares of Common Stock of the Company. Interest on the Note shall be computed on the basis of a 360-day year of twelve 30-day months. The Note is not subject to prepayment or redemption at the option of the Company prior to its expressed maturity date except on the terms and conditions and in the amounts and with the premium set forth in (S) 3.

          2.2. Security for the Note. The Note shall be secured and supported by the Collateral covered by the Collateral Documents, which Collateral includes substantially all assets of the Company and all of the issued and outstanding Common Stock of the Company. The lien of the Collateral Documents shall be subordinate and junior to the collateral taken by Greyhound to secure the Senior Debt.

          2.3. Commitment, Closing Date. (a) Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, on the Closing Date the Company shall issue and sell to Purchaser, and Purchaser shall purchase and receive from the Company, the Note, at a price equal to the principal amount thereof.

               (b) Delivery of the Note and the Warrant will be made at the offices of Streich Lang, Rennaissance One, Two N. Central Avenue, Phoenix, Arizona 85004-2391 (or at such other location as agreed to by the Company and Purchaser) against payment therefor in immediately available funds in the amount of the purchase price at 11:00 A.M., Phoenix Time, on December 30, 1994, or such other date or in such other manner (including manner of payment and transfer of funds) as shall mutually be agreed upon by the Company and Purchaser (the "Closing Date"). The Note will be delivered to Purchaser in substantially the form attached hereto as Exhibit A for the full amount of its purchase, registered in Purchaser's name or in the name of Purchaser's nominee, all as Purchaser may specify at any time prior to the Closing Date.

               (c) Both GAAP and regulations of the Internal Revenue Service now in effect require a determination of the value of the Warrant. After taking into account the general condition of the bond market at this time (including prevailing interest rates), the exercise price of the Warrant, the restrictions on transfer and all other matters concerning the Note and the Warrant, the Company is of the opinion and understands that Purchaser is of the opinion (based on the information contained in the letter of Shenkin Kurtz Baker & Co., P.C., to Purchaser dated December 29, 1994) that the Warrant would have a value of not more than $85,680.

SECTION 3.     PAYMENTS ON THE NOTE.

          Subject to such restrictions as may be imposed by the Intercreditor Agreement (as long as such agreement is in full force and effect):

          3.1. Mandatory Payments of Principal. The Company shall make two principal payments upon the Note, each in the amount of $1,050,000, one on December 31, 1999 and the other on December 31, 2000. No premium shall be required on any mandatory prepayment made pursuant to this (S) 3.1, but any accrued interest thereon shall be paid at the time of such prepayment.

          3.2. Optional Prepayments of Principal. The Company shall have the right, at any time and from time to time, to prepay the principal indebtedness evidenced by the Note, in whole or in part (but if in part then in a minimum principal amount of $100,000) by making such prepayment, together with
(a) accrued interest thereon to the date of prepayment and
(b) a premium determined as follows:

               If Prepayment
             Date Is During the              Required Premium
          Calendar Year Commencing           (% of Prepayment
                  January 1                        Amount)
          ------------------------           ----------------

                    1995                             3%
                    1996                             2%
                    1997                             1%
                    1998                            -0-
                    1999                            -0-

All prepayments under this (S) 3.2 shall be applied ratably to future principal payments required under (S) 3.1.

          3.3. Notice of Optional Principal Prepayments. The Company shall give notice to Purchaser of any prepayment of the Note pursuant to (S) 3.2 not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the Note to be prepaid on such date, (c) that a premium may be payable, (d) the date when the premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, that are conditions precedent to any such prepayment. Notice of prepayment having been so given, the amount of the prepayment (together with accrued thereto) shall become due and payable on the prepayment date specified in the notice.

          3.4. Payments of Interest. To the extent not allowed by the Intercreditor Agreement, the quarterly payments of interest by the Company specified in (S) 2.1 shall be added to the principal of the Note and shall bear interest thereon at the 12% annual rate specified herein and in the Note from their due dates until paid. Any such delayed payments shall be paid by the Company promptly after the restrictions of the Intercreditor Agreement have been removed, either by termination of such agreement or otherwise.

          3.5. Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Note, the Company shall, upon notice from Purchaser, make all future payments due on the Note (a) directly to Purchaser or its nominee or

(b) directly to an account in a United States bank designated by Purchaser.

          3.6. Manner of Payment. Unless otherwise agreed by the parties, all payments required hereunder or by the Note shall be in immediately available funds to such account or accounts as Purchaser shall direct.

SECTION 4.     REPRESENTATIONS.

          4.1. Representations of the Company. The Company and Acquisition Corp. each represents and warrants that all representations and warranties set forth in Exhibit C are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

          4.2. Representations of Purchaser. Purchaser represents, and in entering into this Agreement the Company understands, that Purchaser is acquiring the Note and the Warrant for the purpose of investment and not with a view to the distribution thereof, and that Purchaser has no present intention of selling, negotiating or otherwise disposing of the Note or the Warrant.

SECTION 5.     CLOSING CONDITIONS.

          5.1. Conditions. Purchaser's obligation to purchase the Note and the Warrant on the Closing Date shall be subject to the performance by the Company of its agreements hereunder that by their terms are to be performed at or prior to the time of delivery of the Note and the Warrant and to the following further conditions precedent:

               (a) Closing Certificate. Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to Purchaser's obligation to purchase the Note and the Warrant to the effect that
(i) the representations and warranties of the Company set forth in Exhibit C are true and correct on and with respect to the Closing date, (ii) the Company has performed all of its obligations hereunder that are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

               (b) Legal Opinion. Purchaser shall have received from Booth, Wade & Campbell, counsel to the Company, its opinion dated the Closing Date, in form and substance satisfactory to Purchaser, and covering the matters set forth in Exhibit D.

          (c) Valuation Opinion. Purchaser shall have obtained from Shenkin Kurtz Baker & Co., P.C., a written opinion as to the valuation of the Warrant in form and substance satisfactory to Purchaser and its counsel.

          (d) Acquisition and Application of Certain Proceeds. Upon or prior to the issuance and sale of the Note and the Warrant to Purchaser, the Shareholders shall have acquired all outstanding Common Stock of the Company, upon terms and conditions and in form and substance satisfactory to Purchaser.

          (e) Certain Expenses. Concurrently with the delivery of the Note and the Warrant on the Closing Date, the Company shall have paid the balance of the "Processing Fee" and "Eligible Costs" that the Company agreed to pay to Purchaser pursuant to the terms of the Commitment Letter. Upon receipt of a supplemental statement within 60 days after the Closing Date, the Company shall pay such additional "Eligible Costs" as were not reflected in Purchaser's accounting records at the Closing Date.

          (f) SBA Forms. Purchaser shall have received the Company's signature on SBA Forms 480 and 652 concerning size status and nondiscrimination requirements, respectively.

          (g) Execution of Collateral Documents. The Company shall have executed, acknowledged and delivered the Collateral Documents and they shall have been recorded or filed for record in each public office wherein such recording or filing is deemed necessary or appropriate by Purchaser or its counsel to perfect the lien thereof as against creditors of or purchasers from the Company. Without limiting the foregoing, all taxes, fees and other charges in connection with the execution, delivery, recording and filing of the foregoing instruments shall have been paid by the Company.

          (h) Delivery of Possession. The Company shall have delivered to Purchaser all securities, evidences of title or other documents, reasonably necessary for perfecting Purchaser's security interest in any of the Collateral, appropriately endorsed, if necessary, to perfect or allow perfection of such security interest.

               (i) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof (including, specifically, but without limitation, the charter and bylaws of the Company), shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of such transactions.

               (j) Stock Purchase Transaction. The Shareholders shall have acquired all outstanding Common Stock, the Merger shall have become affective under Texas corporate laws, and the Greyhound Agreements shall have been executed and delivered and, in the case of the term loan thereunder, funds delivered in the amount therein required. In addition, all indebtedness owed by the Company to Paul A. Hughes and Gloria P. Schlab shall have been paid in full and the shares of Common Stock pledged thereunder shall have been returned to the Company to be held as treasury stock.

               (k) No Changes. Since September 30, 1994 there shall not have been any change in the condition, financial or otherwise, of the Company as shown on the financial statements, of such date, other than those changes in the ordinary course of business, none of which individually or in the aggregate shall have been materially adverse.

          5.2. Waiver of Conditions. If on the Closing Date the Company fails to tender the Note and the Warrant to Purchaser or if any of the conditions specified in (S) 5.1 have not been fulfilled, Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if any of the conditions specified in (S) 5.1 have not been fulfilled, Purchaser may waive compliance by the Company with any such condition to such extent as Purchaser may in its sole discretion determine. Nothing in this (S) 5.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of Purchaser's rights against the Company.

SECTION 6.     COMPANY COVENANTS.

          Except with prior approval of Purchaser, from and after the Closing Date and continuing so long as any amount remains unpaid on the Note:

          6.1. Corporate Existence, Etc. The Company shall preserve and keep in full force and effect its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by (S) 6.11.

          6.2. Insurance. (a) The Company shall maintain, and shall cause any Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, including such insurance as may be required by the Greyhound Agreement.

               (b) In addition to the foregoing, within 60 days after the date of this Agreement, the Company shall purchase, maintain and own life insurance policies (which shall be satisfactory in form and substance to Purchaser and shall be issued by life insurance companies satisfactory to Purchaser) covering the following Shareholders in the respective amounts set forth opposite their names) naming Greyhound and Purchaser, in that order, as beneficiaries:

Insured Person                          Amount of Insurance
--------------                          -------------------

Paul E. Kana                                 $1 million
James K. Hoofard, Jr.                        $1 million

          6.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company shall promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon the Company or upon or in respect of all or any part of the property or business of the Company, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company; provided the Company shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings that will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, or (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company shall promptly comply and shall cause each such Subsidiary to comply in all material respects with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all environmental laws, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Company or would result in any Lien not permitted under (S) 6.7.

          6.4. Maintenance, Etc. The Company shall maintain, preserve and keep its properties that are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time shall make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          6.5. Nature of Business. The Company shall not engage in any business if, as a result, the general nature of the business that would then be engaged in by the Company would be substantially changed from the general nature of the business engaged in by the Company on the date of this Agreement.

          6.6. Certain Financial Covenants. The Company, on a consolidated basis, shall at all times maintain the following ratios and standards on a four-quarter rolling average basis:

               (a) A minimum current ratio (the ratio of current assets to current liabilities minus obligations under the Greyhound Revolver Loan) of not less than 1.1-to-1.

               (b) Indebtedness for borrowed money shall include only the Borrowed Indebtedness.

               (c) A ratio of Cash Flow to Total Contractual Debt Service of at least 1-to-1. Compliance with this covenant shall be measured quarterly throughout the term of the Indebtedness hereunder on a trailing 12-month basis, except that during the first three quarters of 1995 this covenant shall be measured with reference back to the Closing Date.

               (d) Shareholders Compensation shall not exceed $300,000 in each fiscal year.

          6.7. Limitation on Liens. The Company shall not create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except:

               (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, and Liens on deposits securing contested taxes and/or import duties, provided that payment thereof is not at the time required by (S) 6.3;

               (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

               (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, carriers', warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

               (d) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition after the Closing Date of fixed assets useful and intended to be used in carrying on the business of the Company, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company of any business entity then owing such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Chief Financial Officer of the Company), and
(iii) the aggregate unpaid principal amount of all Debt of the Company secured by any Lien shall have been incurred within the applicable limitations set forth in (S) 6.6; or

               (e) Liens retained by International Business Machines Corporation pursuant to the Value Added Reseller Agreement dated March 27, 1990, between it and the Company or by another hardware manufacturer under any similar agreement between it and the Company; or

               (f)  Liens on property securing the Borrowed Indebtedness.

          6.8. Limitation on Rental Payments, Sale and Leasebacks. (a) The Company shall not become obligated, as lessee, under any Lease if, at the time of entering into such Lease and after giving effect thereto, the aggregate Rentals payable by the Company in any one fiscal year under all Leases would exceed $300,000 plus 5% of Net Revenues for such fiscal year.

               (b) The Company shall not enter into any arrangement whereby the Company shall sell or transfer any property owned by the Company to any Person other than the Company and thereupon the Company shall lease or intend to lease, as lessee, the same property (a "Sale-Leaseback").

          6.9. Restricted Payment. The Company shall not, except as hereinafter provided:

               (a) Declare or pay any dividends (except dividends or other distributions payable solely in shares of capital stock of the Company);

               (b) Directly or indirectly purchase, redeem or retire any shares of its capital stock of any class or any warrants (other than the Warrant or Restricted Stock, as defined in the Warrant); or

               (c) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock.

          6.10. Investments. The Company shall not make any Investments, other than:

                (a) Investments by the Company in and to Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Subsidiary;

                (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

                (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

                (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or Aa or better by Moody's Investors Service, Inc.; and

                (e) Receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries.

          For purposes of this (S) 6.10, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

          6.11. Change of Control, Mergers, Consolidations and Sales of Assets. Except with respect to the Merger, (a) The Company shall not (i) cause or allow a Change of Control, (ii) consolidate with or be a party to a merger with any other corporation, or (iii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (c) of this (S) 6.11) of the assets of the Company and its Subsidiaries, provided, however, that:

                    (A) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;


                    (B) the Company may consolidate or merge with any other corporation if (1) the Company shall be the surviving or continuing corporation and (2) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

                    (C) any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary.

               (b) The Company shall not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this (S) 6.11, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary, except in satisfaction of the Validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

               (c) As used in this (S) 6.11, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company only if (i) the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company (other than in the ordinary course of business) during the same fiscal year, exceeds 10% of Tangible Assets, determined as of the end of the immediately preceding fiscal year or if (ii) the book value of such assets when added to the book value of all other assets sold, leased or otherwise disposed of by the Company (other than in the ordinary course of business) after the Closing Date, exceeds 25% of Tangible Assets, determined as of the end of the immediately preceding fiscal year. For the purpose of making any determination of "substantial part" sales of assets in excess of the foregoing restrictions shall be excluded if the Company offers to apply as a prepayment of the principal amount of the Note the amount of such excess sales and makes such payment if Purchaser accepts the Company's offer in accordance with the terms of such offer. Any such payment shall be treated as an optional prepayment under (S) 3.2 and shall be accompanied by the payment of a premium as therein set forth.

          6.12. Guaranties. The Company shall not, and shall not permit any Subsidiary to, become or be liable in respect of any Guaranty except (a) Guaranties of the Company or any Subsidiary incurred in the ordinary course of business and which are not Guaranties of Debt or (b) Guaranties of the Company included in Debt which are limited in amount to a stated maximum dollar exposure which are otherwise permitted by the provisions of this Agreement.

          6.13. Greyhound Agreement. The Company shall not cause or permit any waiver, amendment, consent or modification of the terms of the Greyhound Agreement that would have a materially adverse effect upon Purchaser's benefits and relative relationships under this Agreement and the Warrant.

          6.14. Transactions with Affiliates. (a) The Company shall not enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

                 (b) The Company shall not enter into any employment, management, consulting or benefit programs of any type with or with respect to the Principal Shareholders, other than the Shareholders Agreements. The Shareholders Agreements shall not be amended in any material respect without the prior consent of Purchaser.

          6.15. Termination of Pension Plans. The Company shall not and shall not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability in excess of $50,000 (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4608 of ERISA.

          6.16. Financial Statements, Reports and Rights of Inspection. The Company shall keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to Purchaser pursuant to this (S) 6.16 and concurred in by the independent public accountants referred to in paragraph (c) hereof), and shall furnish to Purchaser so long as Purchaser is the holder of the Note:

               (a) Monthly Statements. As soon as available and in any event within 30 days after the end of each monthly fiscal period (except the last such monthly period) of each fiscal year, copies of:

                    (i) balance sheet of the Company as of the close of such monthly fiscal period, and, beginning with the monthly fiscal period ending on January 31, 1995, setting forth in comparative form the projected budget figures for such monthly period and the figures for the fiscal year then most recently ended.

                    (ii) statement of income of the Company for such monthly fiscal period and for the portion of the fiscal year ending with such monthly fiscal period, in each case setting forth in comparative form the projected budget figures for such periods and the figures for the corresponding periods of the preceding fiscal year, and

                    (iii) statement of cash flow of the Company, for such monthly fiscal period and the portion of the fiscal year ending with such monthly fiscal period, setting forth in comparative form the projected budget figures for such period and the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by the Chief Financial Officer.

               (b) Quarterly Statements. As soon as available and in any event within 30 days after the end of each quarterly fiscal period of each fiscal year, copies of:

                    (i) balance sheets of the Company as of the close of such quarterly fiscal period, setting forth in comparative form the projected budget figures for such period and the figures for the fiscal year then most recently ended,

               (ii) statement of income of the Company for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the projected budget figures for such periods and the figures for the corresponding periods of the preceding fiscal year, and

               (iii) statement of cash flow of the Company for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the projected budget figures for such period and the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by the Chief Financial Officer.

               (c) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of the balance sheets of the Company as of the close of such fiscal year, and statements of income and retained earnings and cash flow of the Company for such fiscal year, in each case setting forth in comparative form the projected budget figures for such periods and the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the financial statements present fairly, in all material respects, the financial position of the Company as of the end of the fiscal year being reported on and the results of the operations and cash flow for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing procedures as said accountants deemed necessary in the circumstances.

               (d) Budget and Projections. As soon as practicable and in any event prior to 30 days following the commencement of each new fiscal year, reasonably detailed statements showing projected revenues, expenses, income and capital expenditures for the Company for such fiscal year.

               (e) Audit Reports. Promptly upon their becoming available, one copy of each interim or special audit made by independent accountants of the books of the Company and any management letter received from such accountants.

               (f) Income Tax Returns. As soon as practicable after filing with the Internal Revenue Service, complete copies of all federal income tax returns, excluding all schedules thereto.

               (g) SEC and Other Reports, if Applicable. Promptly upon receipt thereof, one copy of each financial statement, report, notice or proxy statement sent by the Company to shareholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company.

               (h) ERISA Reports, if Applicable. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt "prohibited transaction" within the meaning of section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor of the PBGC with respect to any of the foregoing.

               (i) Officer's Certificates. Within the periods provided in paragraphs (b) and (c) above, a certificate of the Chief Financial Officer stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of (S) 6 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto.

               (j) Accountant's Certificates. Within the period provided in paragraph (c) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof.

               (k) Requested Information. With reasonable promptness, such other data and information as Purchaser may reasonably request. Without limiting the foregoing, upon reasonably notice the Company shall permit Purchaser (or such Persons as Purchaser may designate, including representations of the SBA) to visit and inspect any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with Purchaser the finances and affairs of the Company), all at such reasonable times and as often as may be reasonably requested. In particular, the Company shall allow a reasonable visit and review by Purchaser or its representatives within 90 days after the Closing Date for the purpose of ascertaining that proceeds of its Note purchase were used as specified in paragraph 12 of Exhibit C.

          6.17. Indemnity. The Company shall reimburse and pay purchaser for all fees, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and reasonable legal expenses and consultants' and experts' fees and expenses), incurred or expended in connection with (a) the breach by the Company of any representation or warranty contained in any of the Financing Documents, (b) the failure by the Company to perform any agreement, covenant, condition, indemnity or obligation contained in any of the Financing
Documents, (c) Purchaser's exercise of any of its rights and remedies under any of the Financing Documents, or (d) the protection of the Collateral and the liens thereon and security interests therein. The Company shall indemnify and hold harmless Purchaser and any Persons owned or controlled by or affiliated with Purchaser, and their respective directors, officers, shareholders, partners, employees, consultants and agents (herein individually called an "Indemnified Party," and collectively called "Indemnified Parties") from and against, and reimburse and pay Indemnified Parties with respect to, any and all claims, demands, liabilities, losses, damages (including without limitation, actual, consequential, exemplary and punitive damages), causes of action, judgments, penalties, fees, costs and expenses (including, without limitation, reasonable attorneys' fees, court costs and reasonable legal expenses and consultants' and experts' fees and expenses), of any and every kind or character, known or unknown, fixed or contingent, that may be imposed upon, asserted against or incurred or paid by or on behalf of any Indemnified Party on account of, in connection with, or arising out of (i) any bodily injury or death or property damage occurring in or upon or in the vicinity of any Company office or the Collateral through any cause whatsoever, (ii) any act performed or omitted to be performed hereunder or the breach of or failure to perform any warranty, representation, indemnity, covenant, agreement or condition contained in any of the Financing Documents,
(iii) any transaction, act, omission, event or circumstance arising out of or in any way connected with the Collateral or with any of the Financing Documents, and (iv) the violation of or failure to comply with any statute, law, rule, regulation or order now existing or hereafter occurring, including, without limitation, environmental laws and statutes, laws, rules, regulations and orders relating to pollutants, contaminants, wastes or hazardous, dangerous or toxic substances. Without limiting the generality of the foregoing, it is the intention of Borrower and Borrower agrees that the foregoing indemnities shall apply to each Indemnified Party with respect to claims, demands, liabilities, losses, damages (including, without limitation, actual, consequential, exemplary and punitive damages), causes of action, judgments, penalties, fees, costs and expenses (including without limitation, reasonable attorneys' fees, court costs and reasonable legal expenses and consultants' and experts' fees and expenses) of any and every kind or character, known or unknown, fixed or contingent, that in whole or in part are caused by or arise out of the negligence of such Indemnified Party. Notwithstanding the foregoing, such indemnities shall not apply to any Indemnified Party to the extent the subject of the Indemnification is caused by or arises out of the gross negligence or willful misconduct of such Indemnified Party. The foregoing indemnities shall not terminate upon release, foreclosure or other termination of the Collateral Documents, but shall survive foreclosure of the liens and security interests created by the Documents or conveyance in lieu of foreclosure and the payment of the Note and the discharge and release of the liens and security interest created by the Financing Documents. Any amount to be paid hereunder by the Company to Purchaser or for which the Company has indemnified an Indemnified Party shall be a demand obligation owing by Borrower to Lender, shall bear interest at the default rate specified in the Note (19%) until paid, and shall constitute a part of the Indebtedness secured and evidenced by the Collateral Documents.

SECTION 7.     EVENTS OF DEFAULT AND REMEDIES THEREFOR.

          7.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

               (a) Default shall occur in the payment of interest on the Note when the same shall have become due; or

               (b) Default shall occur in the making of any payment of the principal of the Note or premium thereon, if any, at the expressed or any accelerated maturity data or at any date fixed for prepayment; or

               (c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Note) of the Company and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

               (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt of the Company may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Debt of the company outstanding thereunder; or

               (e) Default shall occur in the observance or performance of any covenant or agreement contained in (S)(S) 6.1, 6.2, 6.3, 6.6, 6.8, 6.9, 6.11,
6.13, 6.16(a) through (f) and (k), and 6.17; or

               (f) Default shall occur in the observance or performance of any other provision of this Agreement or any other Financing Document that is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which notice thereof is given to the Company by Purchaser, provided that such failure shall not be an Event of default if the nature of the failure cannot be cured within 30 days and Company has commenced curative action within such 30-day period and is proceeding in good faith and by appropriate action to its completion; or

               (g) The Company's representation and warranty in paragraph 12 of Exhibit C, involving the use of net proceeds from the sale of the Note to purchase Common Stock, shall prove to be untrue, in that such proceeds or a material portion thereof were diverted to another use without Purchaser's prior consent; or

               (h) Any other material representation or warranty made by the company herein or in any other Financing Document, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Note or the warrant or furnished by the Company pursuant hereto or pursuant to any Financing Document, is untrue in any material respect as of the date of the issuance or making thereof; or

               (i) Final judgement or judgements for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company or against any of its property or assets and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

               (j) A custodian, liquidator, trustee or receiver is appointed for the Company or for the major part of its property and is not discharged within 30 days after such appointment; or

               (K) The Company becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or for the major part of its property, or

               (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

               (m) A material adverse change, including any overtly threatened or pending litigation, investigation or administrative proceeding, occurs or, in Purchaser's opinion, is likely to occur in the financial condition, business operations, organization or property of the Company or either of its subsidiaries.

       7.2. Notice of Purchaser. When any Event of Default described in the foregoing (S) 7.1 has occurred, the Company shall give notice thereof to Purchaser within 10 business days of such event.

       7.3. Acceleration of Maturities. Except as otherwise provided in the Intercreditor Agreement, when an Event of Default has happened and is continuing, Purchaser may, by notice to the Company, declare the entire principal and all interest accrued on the Note to be, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Thereupon the Company will forthwith pay to Purchaser the entire principal and interest accrued on the Note. No course of dealing on Purchaser's part nor any delay or failure on its part to exercise any right shall operate as a waiver of such right or otherwise prejudice Purchaser's rights, powers and remedies. The Company further shall, to the extent permitted by law, pay to Purchaser all reasonable costs and expenses incurred by Purchaser in the collection of the Note upon any default hereunder or thereon, including reasonable compensation to Purchaser's attorneys for all services rendered in connection therewith. Nothing herein shall be deemed a waiver of (a) Purchaser's rights under any of the Collateral Documents or (b) its right to sue the Company or other responsible Persons for loss of profit and other damages suffered if there is an Event of Default under (s) 7.1 (g).

          7.4. Acceleration of Senior Debt. The Company agrees, for the benefit of Purchaser, that if the Senior Debt is declared due and payable before its expressed maturity because of a default thereunder, (a) the Company shall give prompt notice thereof to Purchaser and (b) if allowed by the Intercreditor Agreement, the Note and the indebtedness evidenced thereby shall become immediately due and payable upon demand, regardless of the expressed maturity thereof.

SECTION 8.     SUBORDINATION OF THE NOTE.

          The Indebtedness evidenced by the Note, and any renewals or extensions thereof, shall at all times be wholly subordinate and junior in right of payment to the Senior Debt, as more fully set forth in the Intercreditor Agreement.

SECTION 9.     MISCELLANEOUS.

          9.1. Purchaser's Consent Required. Any term, covenant, agreement or condition of this Agreement binding upon or to be performed or complied with by the Company may be waived (either generally or in a particular instance and either retroactively or prospectively) with Purchaser's consent. No such consent shall be given, however, until Purchaser shall have been supplied with sufficient information to enable Purchaser to make an informed decision with respect thereto.

          9.2. Loss, Theft, Etc. of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Note and, if reasonably requested by the Company, a reasonable indemnification by Purchaser, the Company shall make and deliver without expense to Purchaser, a new Note, of like tenor and issue, in lieu of such lost, stolen, destroyed or mutilated Note.

          9.3. Brokerage and Other Fees. In addition to the fees and costs contemplated by the Commitment Letter, all expenses relating to any proposed or actual amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement, the Note and the other Financing Documents. The Company also shall pay and save Purchaser harmless against any liability for all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement and the other Financing Documents.

          9.4. Powers and Rights Not Waived. No delay or failure on the part of Purchaser in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of Purchaser are cumulative to, and are not exclusive of, any rights or remedies Purchaser would otherwise have.

          9.5. Notices. Any notice, demand or delivery to be made pursuant to the provisions of this Agreement shall be in writing and (a) shall be deemed to have been given or made one day after the date sent (i) if by the Company, by prepaid overnight delivery addressed to Purchaser at its address appearing on the first page of this Agreement or (ii) if by Purchaser, by prepaid overnight delivery addressed to the Company at 3400 Carlisle, Suite 500, Dallas, Texas 75240; and (b) if given by courier, confirmed telegram, confirmed facsimile transmission or confirmed telex shall be deemed to have been made or given when received. Purchaser and the Company may each designate a different address by notice to the other in the manner provided in this (s) 9.5.

          9.6. Successors and Assigns. This Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon and the successors and permitted assigns of the Company and Purchaser.

          9.7. Survival of Covenants and Representations. All covenants, representations and warranties of the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and delivery of this Agreement, the Note and the other Financing Documents.

          9.8 Amendments. This Agreement may not be modified, supplemented, varied or amended except by an instrument in writing signed by the Company and Purchaser.

          9.9. Headings. The index and the descriptive headings of sections of this Agreement are provided solely for convenience of reference and shall not, for any purpose, be deemed a part of this Agreement.

          9.10. Maximum Interest Rate. It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to the Company under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid hereunder, the excess shall be retained by Purchaser as additional cash collateral for the payment of the Note, unless such retention is not permitted by law or by the Intercreditor Agreement, in which case the interest rate on the Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

          9.11. The Company and Acquisition Corp. Upon the execution of this Agreement by the Company and Acquisition Corp., the terms and conditions herein and in the other Financing Documents, to the extent possible, shall apply jointly and severally to each of such entities, and each shall be jointly and severally liable thereunder, until the effective date of the Merger, defined for this purpose to be the time and date on which the corporate existence of Acquisition Corp. shall cease and the Company shall remain as the surviving entity. After such date, the Company and Purchaser shall be the only parties to this Agreement. If for any reason the Merger has not been accomplished on or before December 31, 1994 to the satisfaction of Purchaser in its sole judgment, this Agreement shall terminate and neither the company nor Acquisition Corp. shall be liable to Purchaser, or Purchaser to either of such entities, except as set forth in the Commitment Letter and in (S) 6.17 of this Agreement. The terms of this (S) 9.11 shall survive such termination of this Agreement.

          9.12. Governing Law. This Agreement and all matters concerning this Agreement, including the Note, shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

                                  * * * * * *

          The execution hereof by Purchaser shall constitute a contract between the parties for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                        CPS ACQUISITION CORP.

                                        By    [SIGNATURE ILLEGIBLE]
                                           ----------------------------
                                           Its President

                                        CPS SYSTEMS, INC.

                                        By    [SIGNATURE ILLEGIBLE]
                                           ----------------------------
                                           Its President

Accepted as of December 29, 1994.

                                        HANIFEN IMHOFF MEZZANINE FUND, L.P.

                                          By: Hanifen Imhoff Capital
                                              Partners

                                          By      [SIGNATURE ILLEGIBLE]
                                             ------------------------------
                                             Managing Partner

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND CANNOT BE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.

                             CPS ACQUISITION CORP.

                                     and

                               CPS SYSTEMS, INC.

                     12% Senior Subordinated Secured Note

                             Due December 31, 2000

$2,100,000                                                     December 30, 1994

          CPS Acquisition Corp., a Georgia corporation, and CPS Systems, Inc., a Texas corporation ("Makers"), for value received, hereby promise to pay to

                      HANIFEN IMHOFF MEZZANINE FUND, L.P.

                             or registered assigns
                             on December 31, 2000
                            the principal amount of
             Two Million One Hundred Thousand Dollars ($2,100,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 12% per annum from the date hereof until maturity, payable quarterly on the 30th of each March, June, September and December in each year (commencing the first of such dates after the date hereof), and at maturity. Makers agree to pay interest on overdue principal, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 19% per annum after the due date, whether by acceleration or otherwise, until paid. Both the Principal hereof and interest hereon are payable at the principal office of Colorado National Bank, Denver, Colorado, in coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

          This Note is issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of December 29, 1994 (the "Note Agreement"), entered into by Makers with the Purchaser therein referred to and is secured by the Collateral Douments (as defined in the Note Agreement). Reference is hereby made to the Collateral Documents for a full statement of terms and provisions thereof and for a description of the collateral thereunder.

                                   EXHIBIT A
                              (to Note Agreement)

          This Note may be declared due prior to its expressed maturity date on the terms and in the manner provided in the Note Agreement.

          This Note is not subject to prepayment or redemption at the option of Makers prior to its expressed maturity date except on the terms and conditions and in the amounts and with the premium set forth in the Note Agreement.

          This Note and the indebtedness evidenced hereby, including principal, premium and interest, is expressly subordinate and junior to any and all Senior Debt (as defined in the Note Agreement), all on the terms and to the extent more fully set forth in the Intercreditor Agreement defined below.

          The holder of this Note is registered on the books of Makers. It is transferable only by surrender at the principal office of Makers duly endorsed or accompanied by a written instrument of transfer duly executed by such holder or holders's attorney duly authorized in writing. Payment of or on account of principal, premium and interest on this Note shall be made only to or upon the order in writing of such holder.

          Notwithstanding anything to the contrary contained herein, the payment of all outstanding principal hereunder and all accrued but unpaid interest thereon shall be governed by and construed in accordance with the terms and conditions of the "Intercreditor Agreement" defined in the Note Agreement. So long as Makers are making the principal and interest payments under this Note pursuant to the Intercreditor Agreement, the Company's failure to make the principal payment at the stated maturity hereof shall not constitute a default under the Note Agreement.

          In the event of any conflict between the terms and provisions of the Note Agreement and those of the Intercreditor Agreement with respect to the payment of principal and interest under the Note, the terms and provisions of the Intercreditor Agreement shall prevail.

          The obligations of the Makers under this Note are joint and several. Makers waive presentment, notice of dishonor and protest with respect to any payment due under this Note.

CPS ACQUISITION CORP.                        CPS SYSTEMS, INC.


By_________________________________          By_________________________________
  Its President                                Its President

================================================================================

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN VIOLATION OF SUCH ACT OR LAW OR THE PROVISIONS OF THIS WARRANT.


                                                       Warrant No. 1
No. of Shares: 1,856                                   Dated: December 29, 1994


                              WARRANT TO PURCHASE

                            SHARES OF COMMON STOCK

                                      OF

                              CPS SYSTEMS, INC.
                            (successor by merger to
                            CPS Acquisition Corp.)

================================================================================

                                   EXHIBIT B
                              (to Note Agreement)

                        REPRESENTATIONS AND WARRANTIES

          The Company and Acquisition Corp. each represents and warrants to Purchaser as follows (with such changes as may be needed to reflect differences in the makeup or status of the respective entities):

          1.   Corporate Organization and Authority. Such entity:

               (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;

               (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted except where the failure to have such licenses and permits, either singularly or in the aggregate, would not have a material adverse effect on its business; and

               (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed, qualified or in good standing, either singularly or in the aggregate, would not have a material adverse effect on its business.

          2. Financial Information. (a) Its financial information heretofore delivered by it to Purchaser, is true, correct and complete.

               (b) Since September 30, 1994 there has been no change in its condition, financial or otherwise, as shown on the balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

          3. Indebtedness. It has no material Debt as of the date hereof other than as shown on such balance sheet.

          4. Full Disclosure. Neither the financial information referred to in paragraph 2 hereof nor the Note Agreement or any other written statement furnished by it or its agents to Purchaser in connection with the

                                   EXHIBIT C
                              (to Note Agreement)
negotiation of the sale of the Note and Warrant, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to such entity that it has not disclosed to Purchaser in writing that materially adversely affects nor, so far as it can now reasonably foresee, will materially adversely affect its properties, business, profits or condition (financial or otherwise).

          5. Pending Litigation. Except as shown on any attachment hereto, there are no proceedings pending or, to the knowledge of such entity, threatened against or affecting it in any court or before any governmental authority or arbitration board or tribunal that are likely to materially and adversely affect its properties, business, profits or condition (financial or otherwise).

          6. Title to Properties. Such entity has good and marketable title to all material parcels of real property owned by it and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 2 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Note Agreement.

          7. Patents and Trademarks. Such entity owns, possesses or has applied for all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

          8. Sale is Legal and Authorized. The sale of the Note and Warrant and compliance by such entity with all of the provisions of the Financing
Documents:

               (a)  are within its corporate powers;

               (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under its Articles of Incorporation or bylaws or any indenture or other agreement or instrument to which it is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any of its property (other than as contemplated in the Note Agreement and the Financing Documents); and

               (c) have been duly authorized by proper corporate action on the part of such entity (no action by shareholders being required by law, by its Articles of Incorporation or bylaws or otherwise), and the Financing Documents constitute the legal, valid and binding obligations, contracts and agreements of such entity, enforceable in accordance with their respective terms.

          9. No Defaults. No Default or Event of Default has occurred and is continuing. Such entity is not in default in the payment of principal or interest on any Debt and is not in default under any instrument or instruments or agreements under and subject to which any Debt has been issued. No event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or giving of notice, or both, would constitute an event of default thereunder.

          10. Governmental Consent. No further approval, consent or withholding of objection on the part of any regulatory body, state, federal or local, is necessary in connection with the execution and delivery by such entity of the Financing Documents or compliance with any of the Financing Documents.

          11. Taxes. All tax returns required to be filed by such entity in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon any of them or upon any of their properties, income or franchises that are shown to be due and payable in such returns have been paid. Except as shown on any attachment hereto, such entity does not know of any proposed additional tax assessment against it for which adequate provisions has not been made on its accounts, and no material controversy in respect of additional federal or state income taxes due since such date is pending or to its knowledge threatened. The provisions for taxes in its books are adequate for all open years, and for its current fiscal period.

          12. Use of Proceeds. All of the net proceeds from the sale of the Note will be used to purchase Common Stock as contemplated hereunder and to pay the closing costs associated with such transaction.

          13. ERISA. The consummation of the transactions provided for in the Financing Documents and compliance by the Company with the provisions thereof will not involve any prohibited transaction within the meaning of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended.

Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and, with respect to the period on and after December 21, 1987 and, to the best knowledge of such entity after diligent inquiry, with respect to the period prior to December 21, 1987, (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither such entity nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by such entity or any ERISA Affiliate of any material liability, fine or penalty. No Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither such entity nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to Purchaser.

          14. Compliance with Law. Such entity (a) is not in violation of any material law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain or apply for the transfer of any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect its business, prospects, profits, properties or condition (financial or otherwise) or materially impair its ability to perform its obligations contained in the Financing Documents. It is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal, which default could materially adversely affects its business, prospects, profits, properties or condition, financial or otherwise, or impair its ability to perform its obligations contained in the Financing Documents.

          15. Compliance with Environmental Laws. Such entity is not in violation of any applicable environmental law that could have a material adverse effect on its business, prospects, profits, properties or condition (financial or otherwise).

          16. Capital Stock. The authorized capital stock of the Company consists of 100,000 shares of Common Stock $.01 par value. Upon the closing of the transactions contemplated by the Note Agreement, there will be 10,000 shares of Common Stock issued and outstanding. In addition, the board of directors of the Company has duly reserved a sufficient quantity of shares of Common Stock for issuance upon exercise of the Warrant. No shareholder of the Company or any other person is entitled to preemptive or similar rights with respect to shares of Common Stock that are issuable upon exercise of the Warrant and if and when the Warrant is exercised in accordance with the provisions thereof, the shares of Common Stock to be delivered by the Company to Purchaser in connection with such exercise will be validly issued, fully paid and nonassessable.

          17. Solvency. On the Closing Date and after giving effect to the Indebtedness created by the Note;

               (a) The fair saleable value of the property of such entity is greater than the total amount of its liabilities (including contingent and unliquidated liabilities) on the Closing Date; and

               (b) such entity is able to pay all of its liabilities as they mature and does not have unreasonably small capital for the business about to be engaged.

          In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          18. Collateral. (a) The Collateral has not suffered damage or destruction that renders it inoperable and, under applicable zoning, use, environmental protection and other laws, ordinances, rules and regulations, such properties may be used for the present use and purpose as described in the Agreement. The Collateral is free and clear of all Liens other than encumbrances permitted by the Collateral Documents.

               (b) The Collateral Documents and/or financing statements with respect thereto have been filed for record in all public offices wherein such filing is necessary to perfect, fully preserve and protect the lien of Purchaser under the Collateral Documents against creditors perfected security interest in the Collateral specifically described therein (or, in lieu of filing financing statements, the Collateral described therein has been delivered into the possession of the pledgee thereunder which constitutes perfection of the Collateral described therein).

     19. Employment Agreements, Etc. Neither such entity nor the Shareholders are parties to any management, consulting, employment or shareholders agreement between or among such entity and one or more of the Shareholders (or the shareholders of Acquisition Corp.), other than the Shareholders Agreements.

          DESCRIPTION OF CLOSING OPINIONS OF COUNSEL TO THE COMPANY
                            AND TO ACQUISITION CORP.

          The closing opinion of _____________________________, counsel to the Company (or Acquisition Corp., as the case may be), which is called for by $ 5.1(b) of the Agreement, shall be dated the Closing Date and addressed to Purchaser, shall be satisfactory in scope and form to Purchaser, and shall be to the effect that (with such changes as may be needed to reflect differences in the makeup or status of the respective entities):

          (1) Such entity is a corporation, duly incorporated, legally existing and in good standing under the laws of its state of incorporation [naming it], has corporate power and authority and is duly authorized to enter into and perform the Financing Agreements, and to issue the Note and the Warrant and incur the Indebtedness to be evidenced by the Note and has full corporate power and authority to conduct the activities in which it is now engaged, and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

          (2) The Note Agreement has been duly authorized, executed and delivered by such entity and constitutes the legal, valid and binding agreement of such entity enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (3) Financing Documents have been duly authorized, executed and delivered by such entity and constitute its legal, valid and binding agreements enforceable in accordance with the terms of each such document, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except that certain remedies provided for in the Collateral Documents may be limited by applicable law (none of which limitations will, however, in our opinion, materially interfere with the practical realization of the security provided by the Financial Documents).



                                   EXHIBIT D
                              (to Note Agreement)

     (4) The Note has been duly authorized by proper corporate action on the part of the Company or Acquisition Corp., as the case may be, has been duly executed by its authorized officers and constitutes its legal, valid and binding obligation enforceable in accordance with the terms of the Note, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (5) The Warrant has been duly authorized by proper corporate action on the part of the Company, has been duly executed and delivered by authorized officers of the Company and constitutes the legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws and legal and equitable principles affecting or limiting the availability of equitable remedies and except that enforcement of the provisions with respect to indemnities contained in the Warrant may be limited by public policy consideration.

     (6) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, federal, state or local, is necessary in connection with the execution and delivery of the Note Agreement, the Warrant, the Collateral Documents or the Note.

     (7) The issuance and sale of the Note and the Warrant, the issuance of any Common Stock upon exercise of the Warrants, and the execution, delivery and performance by such entity of the Note Agreement, the Warrant and the Collateral Documents will not violate preemptive rights of other holders of capital stock of such entity existing under its Articles of Incorporation and bylaws or under the applicable corporate laws of its state of incorporation or any other agreement or instrument known to such counsel, or trigger any anti-takeover rights of other holders of such entity's capital stock or conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of its property pursuant to the provisions of its Articles of Incorporation or bylaws or under corporate laws of its state of incorporation or any agreement or other instrument known to such counsel to which such entity is a party or by which it may be bound.

          (8) The issuance, sale and delivery of the Note and the Warrant under the circumstances contemplated by the Agreement constitute an exempt transaction under the registration provisions of the Securities Act of 1933, as amended, and do not under existing law require the registration of the Note or the Warrant under the Securities Act of 1933, as amended.

          (9) The authorized capital stock of such entity consists of ______________ shares of Common Stock, $_____________ par value, of which
     _____________ shares are issued and outstanding and _____________ shares have been reserved for issuance upon exercise of the warrant.

          (10) Assuming compliance by the Company with the terms and provisions of the Warrant, the shares of Common Stock issuable upon exercise thereof will be validly issued, fully paid and nonassessable.

          This opinion shall cover such other matters relating to the Note Agreement and the sale of the Note and the Warrant as Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, counsel shall be entitled to rely on appropriate certificates of public officials and officers of the entity that is the subject of closing opinion.

                                      D-3